EXHIBIT 10.33

SCHEDULE V

[LOGO OF IMPCO]

JOINT COMPANY BUY-OUT

AGREEMENT

By, between and among

IMPCO Technologies, Inc., IMPCO-BERU Technologies, BV and BERU

Aktiengesellschaft

This Joint Company Buy-Out Agreement (“Agreement”) is made on the 27th day of January 1999, at Cerritos, California, by, between and among IMPCO Technologies, Inc., a Delaware Corporation having a place of business at 16804 Gridley Place, Cerritos California 90703 USA [hereinafter “IMPCO] and BERU Aktiengesellschaft, a corporation organized and existing under the laws of the Federal Republic of Germany, having and office at MorikestraBe 155, D-71636 Ludwigsburg, Federal Republic of Germany (hereinafter “BERU”) and IMPCO-BERU Technologies BV, a Dutch corporation, having a place of business at Van Gijnstraatt 10, 2288 GA Rijswijk, The Netherlands (hereinafter “Corporation”) with respect to all shares of the Corporation’s capital stock now or hereafter outstanding, for the purpose of protecting the Corporation and the Shareholders, as well as providing continuity for the Corporation’s business in the event of the occurrence of certain events discussed in this Agreement. The Shareholders together own all outstanding shares of the Corporation’s stock as follows:

Names of Shareholders	Number of Shares Owned

IMPCO	Fifty-one (51%) per cent
BERU	Forty-nine (49) per cent

RECITALS

WHEREAS, IMPCO and BERU are the only shareholders of Corporation; and

WHEREAS, IMPCO and BERU agree that the shares of corporation held by them shall only be sold to the other party; and

WHEREAS, IMPCO, BERU and Corporation desire to reduce their agreements to a writing.

NOW THEREFORE THE CORPORATION AND THE SHAREHOLDERS AGREE AS FOLLOWS:

1.0 Share Certificates Legend Requirement

1.1 Legal Requirement. None of the shares presently owned or subsequently acquired by the Shareholders shall be sold, pledged, encumbered, transferred, or disposed of in any way, whether voluntarily, involuntarily, or by operation of law, except under the terms of this Agreement. Each Shareholder shall have the right to vote his or her shares and receive the dividends paid on them until the shares are sold or transferred as provided in this Agreement.

2.0 Restrictions on Voluntary Transfers. No Shareholder shall sell, transfer, pledge, encumber, hypothecate, or in any way dispose of any of his or her shares or any right or interest in them without obtaining prior written consent of the Corporation and of all other Shareholders, unless the Shareholder shall first have given written notice (“Offer Notice”) to the Corporation, in accordance with paragraph 8.5 Notice of this Agreement, of his or her intention to do so. The notice shall be accompanied by an executed counterpart of any document of transfer, which must include the name and address of the proposed transferee and specify the number of shares to be transferred, the price per share, and the terms of payment. Promptly on receipt of the notice, the Secretary of the Corporation shall forward a copy of the notice and the executed counterpart of each member of the Corporation’s Supervisory Board, and within, twenty (20) days thereafter a meeting of the Supervisory Board shall be duly called, noticed, and held to consider the proposed transfer. For forty-five (45) days following notice to the Corporation, it shall have the option, but not the obligation, to purchase all or any part of the shares at the price and on the terms stated in the notice and any accompanying transfer document(s) or at a price determined in the same manner as is provided in paragraph 5 Valuation of this Agreement, whichever price is lower. The Corporation’s right to exercise the option and purchase the stock is subject to the restrictions governing a corporation’s right to purchase its own stock in accordance with pertinent governmental restrictions that are now, or may become, effective.

If the Corporation exercises the option within the forty-five (45)-day period, the Secretary of the Corporation shall give written notice of that fact to the offering Shareholder. The Corporation shall pay the purchase price, as determined in paragraph 5 Valuation of this Agreement, in full via certified cashiers check.

If the option is not exercised by the Corporation on all shares set forth in the notice of intention to transfer within the forty-five (45)-day period, notice of the proposed transfer in the same form as the notice given to the Corporation shall be given immediately in accordance with paragraph 8.5 Notices to the remaining Shareholders, who shall have the option, but not the obligation, to purchase any shares not purchased by the Corporation at the price and on the same terms and conditions specified in the notice and any accompanying transfer document(s). Within twenty (20)-days after giving the notice, any Shareholder desiring to acquire any part or all of the shares offered shall deliver to the Secretary of the Corporation a written election to purchase the shares or a specified number of them. If the total number of shares specified in the elections exceeds the number of available shares, each Shareholder shall have priority, up to the number of shares specified in his or her notice of election to purchase, to purchase the available shares, in the same proportion that the number of the Corporation’s shares, that it holds, bears to the total number of the Corporation’s shares held by all Shareholders electing to purchase. The shares not purchased on such a priority basis shall be allocated in one or more successive allocations to those Shareholders electing to purchase more than the number of shares to which they have a priority right, up to the number of shares specified in their respective notices, in the proportion that the number of shares held by each of them bears to the number of shares held by all of them.

Within ten (10) days after the mailing of the notice to the Shareholders, the secretary of the Corporation shall notify each Shareholder of the number of shares as to which his or her election was effective, and the Shareholder shall meet the terms and conditions of the purchase within ten (10)-days thereafter.

If the Corporation and the remaining Shareholders do not purchase all the shares set forth in the notice of intention to transfer, all the shares may be transferred to the proposed transferee on the terms specified in the notice, at any time within 10 days after expiration of the Shareholders’ option. The transferee will hold the shares subject to the provisions of this Agreement. No transfer of the shares shall be made after the end of the ten (10) day period, nor shall any change in the terms of the transfer be permitted without a new notice of intention to transfer and compliance with the requirements of this paragraph.

Any transfer by any shareholder in violation of this paragraph shall be invalid and of not effect. This section shall be pursuant to Dutch statutory requirements as set out in Book 2, Article 207 Dutch Civil Code.

3.0  Pledge, Hypothecation, or Other Encumbrance.  Despite any provision in this Agreement to the contrary, any Shareholder may pledge, hypothecate, or otherwise encumber (“encumber”) his or her shares, as security for any debt, on condition that the secured creditor agrees that:

If the shareholder defaults on the secured debt, the secured creditor shall give the Corporation written notice of the default. The notice shall include the name and address of the creditor, the amount of the default, the amount of the debt, the date it was incurred, and a copy of the note and any documents that establish the security interest.

For thirty (30) days after receipt of the written notice of default, the Corporation shall have the right to cure the default and take possession of the encumbered shares. Any Shareholder who is in default agrees to vote in favor of any action required to allow the Corporation to cure the default, if requested by the other Shareholders.

To the extent the default is not cured by the Corporation within the ten (10)-day period, the other Shareholders shall have the right to cure the default and take possession of the encumbered shares of thirty (30)-days after expiration of the

Corporation’s time to cure the default. The other Shareholders shall have the right to cure the default and to acquire the encumbered shares in the same proportion that the shares they hold bear to the total number of the Corporation’s shares or in any other proportion on which they agree.

If the Corporation and the other Shareholders do not cure the default within the time permitted, the secured creditor may pursue all legal and equitable remedies.

4.0  Optional Purchase to Other Events.  In the event any Shareholder is adjudicated a bankrupt (voluntarily or involuntarily), or makes an assignment for the benefit of creditors or files a petition seeking to force the involuntary winding up and dissolution of the Corporation under California Corporations Code section 1800 or law applicable to each shareholder in the Country of incorporation, or if substantially all property of the Shareholder is levied on and sold in a judicial proceeding, the Corporation and the other Shareholders shall have the option for ninety (90)-days following notice of any such event(s) to purchase all or any part, of the shares owned by the Shareholder. Any Shareholder who has information that would reasonably cause the Shareholder to believe that its shares would be transferred involuntarily or by operation of law shall give written notice to the Corporation and the other Shareholders in accordance with paragraph 8.5 Notice, and shall offer or shall be deemed to have offered to sell his or her shares at the price and on the terms provided in this Agreement.

5.0  Valuation.  The value of the shares shall be determined by good faith negotiations entered into by and between the Parties. Either Party may offer to buy the shares of the other party or make an offer to sell its shares to the other Party by proposing a Buy-Sell price. The purchase price shall be in US dollars.

6.0  Administrative Approvals.  The Corporation agrees to apply for, and use its best efforts to obtain, all governmental and administrative approvals required concerning the purchase and sale of shares under this Agreement. The Shareholders agree to cooperate in obtaining the approvals and to execute all documents that they may be required to execute concerning the approvals. The Corporation shall pay all costs and filing fees concerning obtaining the approvals.

7.0  Termination of the Agreement.  This Agreement shall terminate on:

8(a)  The written agreement of all parties;

8(b)  The dissolution, bankruptcy, or insolvency of the Corporation; or

8(c)  At such time as only one Shareholder remains.

8.0  Miscellaneous Clauses

8.1  Agreement to Perform Necessary Acts.  Each party to this Agreement agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

8.2 Amendments. The provisions of this Agreement may be waived, altered, amended, modified, or repealed, in whole or in part, only on the written consent of all parties to this Agreement.

8.3 Successors and Assigns. This Agreement shall be binding on and enforceable by and against the parties to it and their respective heirs, legal representatives, successors, and assigns.

8.4 Validity of Agreement. All provisions of this Agreement are separate and divisible, and if any part is held invalid, the remaining provisions shall continue in full force and effect.

8.5 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or within 72 hours after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed to the party at the address set forth on the signature page of this Agreement, or any other address that a party may designate by written notice to the others.

8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

8.7 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, or if the parties fail to agree on the valuation process, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment of the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The arbitration shall be conducted in The Hague in The Netherlands. Such arbitration shall be in the English language.

8.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9 Ambiguities. Each party and its counsel have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

8.10 Integration. This Agreement merges and integrates all prior agreements and representations, respecting this transaction, whether written or oral, and constitutes the sole agreement of the parties in connection therewith.

8.11 Waiver. No failure by any party to act or assert any rights hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

9.0 No Sale to Third-Parties. The parties agree that under no conditions can the shares of any party be sold to any entity other than the other party within three (3) years.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first shown above.

IMPCO Technologies, Inc.		BERU Aktiengesellschaft

BY:	/s/ Robert M. Stemmler	BY:	/s/ Ulrich Kantz
	Robert M. Stemmler		Ulrich Kantz
	President and CEO		Chairman of Board
	IMPCO Technologies, Inc.		BERU Aktiengesellschaft
	16804 Gridley Place		MorikestraBe 155
	Cerritos, California 90703		D-71636 Ludwigsburg
	USA		Federal Republic of Germany

IMPCO-BERU Technologies, BV

BY:	/s/ Rob Frings
Rob Frings
Managing Director
IMPCO-BERU Technologies, BV
Van Gijnstraat 10
2288 GA Rijswijk
The Netherlands